Exhibit 2.1

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ASSET PURCHASE AGREEMENT
(Tekturna®, Rasilez®)
between
NOVARTIS AG,
NOVARTIS PHARMA AG,
SPEEDEL HOLDING AG,
AND
NODEN PHARMA DAC
___________________________________________________________________

Table of Contents

1.	Definitions and Interpretation	1
2.	Sale and Transfer of Assets	10
3.	Grant of Licenses	12
4.	Assumed Liabilities and Excluded Liabilities	12
5.	Obligations of the Purchaser and Novartis	13
6.	Transition Services Provided by Novartis	16
7.	Maintenance of Marketing Authorizations Pending Completion of Transfer	17
8.	Co-operation on Pharmacovigilance and Safety	18
9.	Purchase Price, Payment of Purchase Price	18
10.	Closing	19
11.	Third Party Agreements	22
12.	Novartis' Representations and Warranties	23
13.	Purchaser's Representations and Warranties	27
14.	Claims for Breach of Representations and Warranties	28
15.	Indemnification	30
16.	Termination	31
17.	Confidentiality; Press Releases; Maintenance of Books and Records	32
18.	Miscellaneous	34

List of Annexes
Annex 1	Transfer Intellectual Property
Annex 2	Indications
Annex 3	Marketing Authorizations
Annex 4	Drug Substance
Annex 5	Third Party Agreements
Annex 6	Hart Scott Rodino and Other Government Consents
Annex 7	Development Activities
Annex 8	[***]

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List of Exhibits
Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Sample of Pharmacovigilance Agreement
Exhibit D	Supply Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Trademark Assignment
Exhibit G	Registered Designs Assignment
Exhibit H	Patent Assignment
Exhibit I	Domain Name Assignment
Exhibit J	Unregistered Intellectual Property Assignment
Exhibit K	Commercial Agreement
Exhibit L	Press Release

List of Schedules
Schedule A	Novartis Disclosures

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of this 24th day of May, 2016, by and between Novartis AG, a company organized under the laws of Switzerland and located at Forum 1, Novartis Campus, 4056 Basel, Switzerland (“NAG”), Novartis Pharma AG, a company organized under the laws of Switzerland and located at Lichtstrasse 35, 4056 Basel, Switzerland (“NPAG”), Speedel Holding AG, a company organized under the laws of Switzerland and located at Forum 1, Novartis Campus, 4056 Basel (“Speedel”) (NAG, NPAG and Speedel collectively, referred to as “Novartis”) and Noden Pharma DAC, a company organized under the laws of Ireland (“Purchaser”), located at 56 Fitzwilliam Square, Dublin, 2, Ireland. Novartis and Purchaser are each referred to individually as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, Novartis and its Affiliates (as defined below) sell, market, distribute, manufacture and commercialize, by themselves or through third parties, the Product (as defined below) and the Drug Substance (as defined below) in certain countries;
WHEREAS, Novartis desires to sell, transfer and convey to the Purchaser, and the Purchaser desires to purchase from Novartis, the Transferred Assets (as defined below) in the Territory (as defined below), all upon the terms and subject to the conditions hereinafter specified;
WHEREAS, Novartis owns certain intellectual property and know-how related to the manufacturing, marketing and sale of the Product and is willing to grant a license to such intellectual property and know-how to Purchaser under this Agreement; and
WHEREAS, Novartis is willing to provide certain services involving the supply of Product and Drug Substance in the Territory and certain other assistance as set forth in this Agreement, the Transition Services Agreement and the Supply Agreement.
NOW, THEREFORE, the Parties hereby agree as follows:

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1.	Definitions and Interpretation

1.1    Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means, with respect to the Purchaser, US GAAP (United States Generally Accepted Accounting Principles), and, with respect to Novartis, the IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout the Party’s organization.
Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g. IFRS, US GAAP, etc.).

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the treatment. An adverse event can therefore be any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.
“Affiliate” means, with respect to a Party, any person that directly or indirectly controls, is controlled by, or is under common control with, that Party. For the purpose of this definition, “control” shall mean direct or indirect ownership of [***] percent ([***]%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or [***] percent ([***]%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than [***] percent ([***]%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreements, the Domain Name Assignment Agreements, the Pharmacovigilance Agreement, the Supply Agreement, the Transition Services Agreement and the Commercial Agreement.
“ANDA” shall have the meaning set forth in Clause 9.2.
“Anniversary Payment” shall have the meaning set forth in Clause 9.2(b).
“Assumed Liabilities” shall have the meaning set forth in Clause 4.1.
“Books and Records” means [***].
“Business” means the right to use, develop, manufacture, sell, market, distribute, license, make, have made, import, export, and otherwise dispose of, exploit or commercialize the Product in the Territory.

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“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Basel, Switzerland and New York, New York, United States of America.
“Change of Control” means any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than [***] percent ([***]%) of the total voting power of the stock then outstanding of the Party normally entitled to vote in elections of directors; (b) Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into a Party, in either event pursuant to a transaction in which more than [***] percent ([***]%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least [***] percent ([***]%) of the outstanding shares of Party preceding such consolidation or merger; or (c) Purchaser conveys, transfers or leases all or substantially all of its assets to any Third Party; provided, however, that the following will not be a Change of Control: (i) a corporate reorganization and/or transfer of shares in Purchaser into a new entity for the purpose of fundraising and/or for the purpose of an initial public offering or (ii) the direct or indirect reversal of Purchaser into an existing quoted entity for the purpose of listing of Purchaser’s shares on a public market.
“Claim” shall have the meaning set forth in Clause 15.3(a).
“Ciba-Geigy” shall have the meaning set forth in Clause 11.1.
“Closing” or “Closing Date” shall have the meaning set forth in Clause 10.1.
“Closing Payment” shall have the meaning set forth in Clause 9.2(a).
“Combination Product” means pharmaceutical product that contains the Drug Substance (aliskiren) plus the additional active pharmaceutical ingredient hydrochlorothiazide.
“Commercial Information” means marketing, advertising and promotional materials, customer and sales information, product literature, training materials, market research, customer surveys and any similar information that is available to, owned and used by Novartis at the Closing Date and to the extent exclusively related to the commercialization of Product in the Territory.
“Confidentiality Agreement” means the confidentiality agreement, which certain of the Parties signed on November 24, 2014, as amended.
“Corporate Integrity Agreement” shall have the meaning set forth in Clause 4.2.
“Development Activities” are the activities listed in Annex 7.
“Domain Name Assignment Agreements” means that domain name assignment in the form set forth in Exhibit I.
“Drug Substance” means the active pharmaceutical ingredient aliskiren, having the chemical structure set forth in Annex 4.
“Encumbrance” shall mean any lien, statutory lien, pledge, guarantee, mortgage, security interest, charge, option, pledge, license, sublicense, right of first refusal, encumbrance or other title retention agreement of any kind or nature.

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“Excluded Assets” shall have the meaning set forth in Clause 2.2.
“Excluded Liabilities” shall have the meaning set forth in Clause 4.2.
“Field” means use, development, sale, marketing, distribution, licensing, making, having made, import, export or other exploitation or commercialization registration of, and related activities in connection with, [***].
“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including, but not limited to, the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like.
“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi‑governmental authority or self‑regulatory organization of competent authority.
“Indemnified Party” shall have the meaning set forth in Clause 15.3(a).
“Indemnifying Party” shall have the meaning set forth in Clause 15.3(a)(i).
“Independent Auditor” shall have the meaning set forth in Clause 10.7.
“Inventory” means all stock of the Drug Substance or Product that are maintained, held, or stored by or on behalf of Novartis or its Affiliates for use in the Field and in the Territory.
“IP Assignment Agreements” shall mean that Trademark Assignment in the form set forth in Exhibit F, that Registered Designs Assignment in the form set forth in Exhibit G, that Patent Assignment in the form set forth in Exhibit H and that Unregistered Intellectual Property Assignment in the form set forth in Exhibit J.
“Knowledge of Novartis” means [***].
“Knowledge of Purchaser” or “Purchaser Knows” means the actual knowledge of the Persons of the board of directors and/or management of the Purchaser and such knowledge as could reasonably be expected to be acquired by any such Persons after reasonable inquiry. [***].
“Law” means any statute, law, ordinance, requirement, regulatory rule, code or order of a Governmental Entity.
“Liabilities” means any and all debts, liabilities, responsibilities, commitments, expenses and obligations of any nature or kind, whether accrued or fixed, known or unknown, absolute or contingent, matured or not, determined or determinable, and whether due or to become due, including product liability and any liability for taxes, and, more generally, any liability arising under any law, action or governmental order and any liability arising under any contract or undertaking.
“Licensed IP” means any know-how and intellectual property, other than the Transferred Intellectual Property and the Transferred Know-How, which is owned, or sublicensable without

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requiring or resulting in the payment of royalties or other consideration, by Novartis and/or its Affiliates at the Closing and is related to the development, manufacture, testing, use, registration, sale, marketing, distribution, making, having made, import, export, licensing and other disposal, exploitation or commercialization of the Drug Substance or the Product.
“Loss” means any and all direct economic losses, including, but not limited to, damages, internal and external costs and expenses including reasonable attorney’s fees and expenses in connection with any action, suit or proceeding, whether involving a Third Party claim or a claim solely between the Parties.
“Marketing Authorization Data” means the existing dossiers, in the form currently maintained in the Books and Records of Novartis and/or its Affiliates used by Novartis and/or its Affiliates to obtain and maintain the Marketing Authorizations.
“Marketing Authorization Plan” shall have the meaning set forth in Clause 5.1(a).
“Marketing Authorizations” means the marketing authorizations or any equivalent regulatory approvals listed in Annex 3 for the Product in the Territory.
“Material Adverse Effect” means [***].
“MA Transfer Date” means, in relation to each country of the Territory, the date upon which the relevant Regulatory Authority approves and notifies the Marketing Authorization, naming the Purchaser or the Purchaser’s Affiliate or designate as the marketing authorization holder.
“Medical Information” means any medical or clinical information related to the Product owned by and used by Novartis, in the form currently maintained in the Books and Records of Novartis and/or its Affiliates, at the Closing Date, including clinical and technical matters, such as therapeutic uses for the approved indications, drug‑disease information, and other product characteristics.
“Milestone Payments” shall have the meaning set forth in Clause 9.2.
“NAG” shall have the meaning set forth in the Preamble.
“Non-transferred Marketing Authorizations” shall have the meaning set forth in Clause 5.1(b).
“Novartis” shall have the meaning set forth in the Preamble.
“NPAG” shall have the meaning set forth in the Preamble.
“Omitted Transferred Asset” shall have the meaning set forth in Clause 5.3.
“Party” and “Parties” shall have the meanings set forth in the Preamble.
“PDL” means PDL BioPharma, Inc., a Delaware corporation.
“Permits” means all licenses, permits, approvals or authorizations of any Governmental Entity with respect to manufacturing of the Drug Substance or the Product.

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“Permitted Encumbrance” means (i) liens for taxes or governmental assessments not yet due and payable or for taxes or governmental assessments being contested in good faith through appropriate proceedings for which adequate accruals or reserves have been established in the audited financial statements of Novartis and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Business of the Transferred Assets, for amounts that are not delinquent, for which adequate accruals or reserves have been established on the audited financial statements of Novartis.
“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
“Phase 1 Period” means the period, on a country‑by‑country basis, from the Closing Date until the earlier of:

(a)	the MA Transfer Date; or

(b)	ninety (90) days from Closing Date for the US Territory or two (2) years from the Closing Date in the Territory other than the US Territory.
“Phase 2 Period” means the period, on a country‑by‑country basis, from the MA Transfer Date until the earlier of:

(a)	the approval of the manufacturing (or sourcing from a Third Party) of the Product by Purchaser or its Affiliate or designate; or
(b)    [***] years from the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date.
“Pre-Closing Taxes” means any taxes imposed on any Person or entity with respect to the Transferred Assets relating or attributable to any Pre-Closing Tax Period (regardless of whether a Tax Return is required to be filed or such taxes are to be paid before the Closing Date), whether payable by Purchaser (or its Affiliates) or Novartis. For the avoidance of doubt, US Health Care Fees are not Pre-Closing Taxes.
“Priority Patents” means those Patents giving rise to Priority Rights.
“Priority Rights” means, as to any given Patent, the rights of priority as defined by article 4 of the Paris Convention for the Protection of Industrial Property of March 20, 1883.
“Profit” shall have the meaning attributed to such term in the Supply Agreement.
“Product” means the pharmaceutical product in tablet form that comprises the Drug Substance. Product shall specifically include the monotherapy and the Combination Product marketed and sold by or on behalf of Novartis and its Affiliates under the Trademarks set forth on Annex 1 and the Marketing Authorization(s) in the Field in the Territory as of the Closing Date.
“Purchase Price” shall have the meaning set forth in Clause 9.1.

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“Purchaser” shall have the meaning set forth in the Preamble.
“Purchaser Indemnification Threshold” shall have the meaning set forth in Clause 14.3(d).
“Purchaser Indemnitees” shall have the meaning set forth in Clause 15.1.
“Regulatory Authority” means any governmental agency or authority responsible for granting Marketing Authorizations for the Product, including the United States Food and Drug Administration, the European Medicines Agency, any successor entity thereto, and any corresponding national or regional regulatory authorities.
“Representatives” means the directors, officers and employees of a Person.
“Sandoz” shall have the meaning set forth in Clause 11.1.
“Seller Indemnification Threshold” shall have the meaning set forth in Clause 14.3(b).
“Seller Indemnitees” shall have the meaning set forth in Clause 15.2.
“Speedel” shall have the meaning set forth in the Preamble.
“Specified Representations” shall have the meaning set forth in Clause 14.2(a).
“Supply Agreement” means the Supply Agreement, dated as of the date hereof, between Purchaser and NPAG.
“Tax Authority” means any Governmental Entity or employee or agent thereof charged with the administration of any Law or regulation relating to taxes, or the collection of taxes.
“Tax Return” means any report, return, declaration, election, estimate, information return, statement or other document or similar filing (including the attached schedules) required to be filed with respect to any taxes or supplied to any Tax Authority, including any information return, claim for refund, amended return, or declaration of estimated taxes.
“Tender” means the supply of Product to governments, hospitals and pharmacies through tender offers.
“Territory” means worldwide.
“Third Party” shall mean any Person other than a Party or an Affiliate of a Party.
“Third Party Agreement” means the third party agreements, tenders and/or development agreements listed in Annex 5.
“Third-Party Claim” shall have the meaning set forth in Clause 15.3(a)(ii).
“Transferred Assets” shall have the meaning set forth in Clause 2.1(c).
“Transferred Commercial Property” means the Books and Records, Commercial Information, Medical Information and Marketing Authorization Data, in each case solely to the extent relating to the Product in the Field in the Territory and that is owned by Novartis and/or its

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Affiliates, in the form currently maintained in the Books and Records of Novartis and/or its Affiliates, as of the Closing Date.
“Transferred Intellectual Property” means all intellectual property and other similar proprietary rights throughout the world, including: (i) internet domain names; (ii) trademarks, service marks (whether registered or unregistered) and registered designs (collectively, “Trademarks and Registered Designs”), together with all goodwill associated related thereto; (iii) patents and patent applications, together with all priority applications, reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, reissues, reexaminations and foreign counterparts thereof including supplementary protection certificates and similar rights and privileges related thereto (collectively, “Patents”); (iv) copyrights, works of authorship, moral rights, compilations, databases, data collections or other collections of information, data, works to the extent exclusively related to the Product in the territory; (v) computer programs and other software and computerized databases and other computerized compilations and collections of data or information to the extent exclusively related to the Product in the Territory; (vi) all registrations and applications for registration for any of the foregoing; (vii) Priority Rights; and (viii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation (the foregoing, collectively, “Intellectual Property”), in each case, to the extent related exclusively to the development, manufacture, testing, use, registration, sale, marketing, distribution, making, having made, import, export, licensing and other disposal, exploitation or commercialization of the Drug Substance or the Product in the Territory, and that are existing, and owned by Novartis and/or its Affiliates as of the Closing Date, including the domain names, Trademarks and Registered Designs and Patent rights set forth on Annex 1. For the avoidance of doubt, “Transferred Intellectual Property” shall not include any rights that are (a) included in the Licensed IP or (b) included in the Excluded Assets set forth in Clause 2.2(b).
“Transferred Know-How” means all existing confidential information, trade secrets, know-how and data, including inventions (whether patentable or not), discoveries, package specifications, instructions, processes, formulae, reports, historical market forecasts and other technology and techniques, including all biological, chemical, pharmacological toxicological, pharmaceutical, physical and analytical, clinical safety, manufacturing and quality control, preclinical and clinical data (the foregoing, including all rights therein and thereto throughout the world, collectively, “Know-How”), in each case to the extent exclusively related to the development, manufacture, testing, use, registration, sale, marketing, distribution, making, having made, import, export, licensing and other disposal, exploitation or commercialization of the Drug Substance or the Product in the Territory, and that is in existence and owned by Novartis and/or its Affiliates as of the Closing Date, [***].
“Transferred Third Party Agreements” shall have the meaning set forth in Clause 2.1(b)(iii).
“Transfer Taxes” means sales, excise, use, transfer, gross receipts, documentary, filing, recordation, stamp, value-added, stamp duty reserve, and all other similar taxes, imposed on the transfer of assets contemplated by this Agreement (but excluding Irish VAT, which is addressed in Clause 9.2).
“Transition Period ” means [***] no longer than for a maximum of [***] years from the Closing Date.
“Transition Services” shall have the meaning set forth in Clause 6.1.

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“US Health Care Fees” means the fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.
“US Net Sales” means the net sales recorded by (i) Novartis during the [***] and (ii) Purchaser and any of its Affiliates or Third Party designees thereafter for the Product sold in the US Territory to Third Parties other than sublicensees, as determined in accordance with the applicable Party's usual and customary accounting methods, which are in accordance with the Accounting Standards consistently applied at such Party. The deductions booked by the recording Party or its Affiliates under the Accounting Standards to calculate the recorded net sales from gross sales include the following:

(i)	normal trade and cash discounts;

(ii)	amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(iii)	rebates and chargebacks to customers and Third Parties (including, without limitation, Medicare, Medicaid and Managed Healthcare and similar of rebates);

(iv)	any amounts recorded in gross revenue associated with goods provided to customers for free-with the exception of samples;

(v)	amounts provided or credited to customers through coupons and other discount programs;

(vi)	delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates;

(vii)	fee for service payments to customers for any non‑separable services (including compensation for maintaining agreed inventory levels and providing information); and

(viii)	other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with recording Party’s Accounting Standards.
With respect to the calculation of US Net Sales:

(i)
US Net Sales only include the value charged or invoiced on the first sale to a Third Party and sales between or among the recording Party and its Affiliates and authorized sublicensees shall be disregarded for purposes of calculating US Net Sales; and

(ii)
If a US Product is delivered to the Third Party before being invoiced (or is not invoiced), US Net Sales will be calculated at the time all the revenue recognition criteria under internationally recognized Accounting Standards (such as US GAAP and IRFS) are met.

“US Territory” means the United States of America and its territories and possessions.
“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature.
“Warranty Claim” shall have the meaning set forth in Clause 12.2.
1.2    Interpretation. In this agreement unless otherwise specified:

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(a)	“includes” and “including” shall mean respectively includes and including “without limitation”;

(b)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(c)	words denoting the singular shall include the plural and vice versa, and words denoting any gender shall include all genders;

(d)
the Exhibits, Annexes and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits, Annexes and attachments;

(e)	the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;

(f)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(g)	any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include email); and

(h)
the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favour of or against any Party by reason of the extent to which any Party participated in its preparation.

2.    Sale and Transfer of Assets

2.1    Sale of Assets.

(a)
Novartis shall, or shall cause its Affiliates to, with effect as of the Closing, sell, transfer and convey to Purchaser, and Purchaser shall purchase from Novartis and its Affiliates, free and clear of all Encumbrances other than Permitted Encumbrances, all of Novartis’ and its Affiliates’ rights, titles and interests in and to the following and for the avoidance of doubt, in each case solely to the extent exclusively related to the Field in the Territory

(i)	the Marketing Authorizations;

(ii)	the Transferred Commercial Property; and

(iii)	the Transferred Know-How (other than manufacturing processes related to [***]).

(b)
Novartis shall, or shall cause its Affiliates to, with effect as of the Closing, sell, transfer and convey to Purchaser, and Purchaser shall purchase from Novartis and its Affiliates, free and clear of all Encumbrances other than Permitted Encumbrances, all of Novartis’ and its Affiliates’ rights, titles and interests in and to the following:

(i)	the Transferred Intellectual Property;

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(ii)	the Transferred Know-How consisting of manufacturing processes related to [***]; and

(iii)	the [***] Agreements that are assigned by Novartis to Purchaser pursuant to Article 11 below and as set forth in Annex 5 (collectively, the “Transferred [***] Agreements”).

(c)	The assets transferred pursuant to subsections 2.1(a) and 2.1(b) shall be the “Transferred Assets” as used in this Agreement.
2.2    Excluded Assets. Notwithstanding Clause 2.1, Novartis shall not sell, transfer, or convey to Purchaser, and Purchaser shall not purchase and acquire the following (“Excluded Assets”):

(a)	the Licensed IP, subject to the license rights granted to the Purchaser in Clause 3.1;

(b)
the name “Novartis”, “Ciba‑Geigy” or “Sandoz”, or any trademark, service mark, trade dress, logo, trade name, the semi-figurative Novartis house mark or corporate name confusingly similar or related thereto;

(c)
the accounts receivable and the accounts payable, including accruals, prepaid expenses and any cash or cash equivalents of Novartis or any of its Affiliates relating to the Business, the Product or the Transferred Commercial Property for the period prior to the Closing Date;

(d)	any real property or leaseholds (together with all fixtures and fittings related to any property), physical plant, machinery, equipment, motor vehicles or office equipment;

(e)
any rights or assets belonging to the generic business of Sandoz (which is the generic division of Novartis), or any of its successors, containing the Drug Substance, but, for the avoidance of doubt, such rights or assets do not include the assets or rights set forth in Clause 2.1;

(f)
any rights or assets belonging to the business of Alcon (which is a division of Novartis), or any of its successors, containing the Drug Substance, but, for the avoidance of doubt, such rights or assets do not include the assets or rights set forth in Clause 2.1;

(g)	any rights under Novartis’ insurance policies or self‑insurance which are related to the Business;

(h)
originals of books and records that Novartis and/or its Affiliates are required to retain pursuant to any Law, provided however, that (i) Novartis and its Affiliates, as applicable, shall provide copies (redacted to the extent necessary to remove any confidential information not related to the Drug Substance or Product in the Territory) of such books and records upon the Purchaser’s reasonable request and (ii) Novartis and its Affiliates, as applicable, may destroy such books and records in accordance with their prevailing records retention procedures to the extent such books and records are no longer required to be retained by Law so long as Novartis and its Affiliates have previously provided copies of such books and records pursuant to clause (i) of this Clause 2.2(h) after giving Purchaser reasonable opportunity to take possession thereof as provided in Clause 17.3; and

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(i)	any rights or assets, other than the Transferred Assets.

Notwithstanding the foregoing, Novartis acknowledges that Purchaser may use the Transferred Assets and the Licensed IP to develop products other than the Product containing the Drug Substance as an active pharmaceutical ingredient in the Territory and Purchaser acknowledges that such activities shall be carried out at the sole risk of the Purchaser and Novartis shall have no responsibility or any liability in this regard.
2.3    Sale of Inventory. Purchaser shall purchase (or shall cause its Affiliates to purchase) the Inventory in separate transactions in accordance with the terms and conditions contained in the Supply Agreement. It is agreed and understood by and between the Parties that the Purchase Price does not include consideration for the sale of the Inventory.

2.4    Use of Transferred Assets. From and after the Closing Date, Novartis shall not, and shall cause its Affiliates not to, use the Transferred Assets for any purpose other than for the implementation of the transactions contemplated by this Agreement and the Ancillary Agreements.

2.5    Reservation of Rights. Novartis and/or its Affiliates or its Third Party designee may manufacture or have manufactured the Product in the Territory for sale to the Purchaser pursuant to the Supply Agreement.

3.    Grant of Licenses

3.1    Licenses. Novartis, on behalf of itself and its Affiliates, hereby grants to Purchaser, effective upon the Closing Date, a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (solely in connection with Purchaser’s development, testing, use, registration, sale, marketing, distribution, making, having made, import, export, licensing and other disposal, exploitation or commercialization of the Product or Drug Substance), transferable (solely in accordance with Clauses 2.1and 18.11) non-exclusive license under any Licensed IP in the Field in the Territory that is owned, or sublicensable without requiring or resulting in the payment of royalties or other consideration, by Novartis and/or its Affiliates as of the Closing Date that is used in or necessary to develop, test, use, register, sell, market, distribute, make, have made, import, export, license or otherwise dispose of, exploit or commercialize the Product or Drug Substance. Part of the consideration for the licenses shall form part of this Agreement (including the Purchase Price and transfer of assets).

3.2    License Grant from Purchaser. Purchaser, on behalf of itself and its Affiliates, grants to Novartis and its Affiliates, effective upon the Closing Date, a non‑exclusive, transferable (solely in accordance with Clauses 2.1and 18.11, but including assignments-in-part), sublicensable (solely to permitted subcontractors acting on behalf of Novartis), non-terminable during the period of the Supply Agreement, royalty free, fully paid‑up license under the Transferred Intellectual Property and Transferred Know-How as strictly necessary to enable Novartis and its Affiliates to perform any obligations under this Agreement and the Supply Agreement.

4.    Assumed Liabilities and Excluded Liabilities

4.1    Assumed Liabilities. As of the Closing Date, Purchaser shall assume, be responsible for and pay, perform, satisfy and discharge when due, and, if necessary, reimburse Novartis for the following (collectively “Assumed Liabilities”):

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(a)
any Liabilities arising within or outside the Territory from product liability claims or from patent or trademark infringement claims, actions or lawsuits brought by any Third Party relating to Product or Drug Substance manufactured by or for Purchaser or its Affiliates (or its Third Party collaborators) or sold by Purchaser or its Affiliates (or on their behalf) after the Closing Date (including sales made by Novartis and its Affiliates to Third Parties during the Phase 1 Period as set out in the Supply Agreement) in the Territory; and

(b)	any other Liabilities exclusively related to the Business and Transferred Assets arising from and as a result of events arising after the Closing Date.

4.2    Excluded Liabilities. Subject to the provisions of this Agreement, Novartis shall remain solely responsible for and pay, perform and discharge any Liabilities of Novartis and/or its Affiliates (i) arising from its activities related to the Drug Substance or Product distributed, used or sold by or on behalf of Novartis or its Affiliates prior to the Closing Date, regardless of when such Liability becomes known, (ii) related to the further remuneration or consideration to any current or former employee, consultant or independent contractor who has participated in the creation or development of any Transferred Intellectual Property or Transferred Know-How, (iii) arising from any non-compliance by Novartis or its Affiliates with the Corporate Integrity Agreement, whether prior to or after the Closing Date, (iv) arising from any violations of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to Novartis and its Affiliates (including in connection with any sales made by Novartis and its Affiliates to Third Parties during the Phase 1 Period as set out in the Supply Agreement) and (v) relating to US Health Care Fees with respect to Novartis or its Affiliates attributable to the Pre-Closing Tax Period (the “Excluded Liabilities”).

For purposes of this Agreement, “Corporate Integrity Agreement” means the Corporate Integrity Agreement dated September 29, 2010, between the Office of the Inspector General of the Department of Health and Human Services and Novartis Pharmaceuticals Corporation, as modified by the Addendum entered into as of November 18, 2015, and as the same may be further supplemented and amended from time to time.

5.    Obligations of the Purchaser and Novartis

5.1    Marketing Authorizations.

(a)
Transfer of Marketing Authorizations. Subject to Clause 5.1(b), Purchaser shall file, or shall cause its Affiliate or designee to file, or, if required by applicable law, Novartis, its Affiliate or designee shall file, applications for the transfer of the Marketing Authorizations for the Product in each country as soon as practicable and in any event no longer than [***] from the Closing Date with respect to all countries in the Territory; provided, however, that in the European countries, the Purchaser shall use its commercially reasonable efforts to file for the transfer of the Marketing Authorizations within [***] from the Closing Date. Purchaser shall provide Novartis with a detailed action submission plan for the transfer of the Marketing Authorizations for the Product (the “Marketing Authorization Plan”) within [***] from the Closing Date. The Marketing Authorization Plan shall include all requirements and actions necessary, to obtain approval of the Marketing Authorization transfer by the Regulatory Authorities in each country in the Territory (including, but not limited to, the establishment of the Purchaser’s Affiliate or local agent, requirements of a Certificate of the Pharmaceutical

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Product, Regulatory Authority inspections and a list of documents to be provided by Novartis). Purchaser hereby acknowledges and agrees to file for the transfer of the Marketing Authorizations in each country of the Territory set forth in the Marketing Authorization Plan. Purchaser shall provide Novartis with the status of the progress of each transfer of Marketing Authorizations at least [***].

(b)
Non-transferred Marketing Authorizations. Within [***] after the Closing Date, Purchaser shall inform Novartis in writing of any Marketing Authorizations or approvals for manufacturing that Purchaser does not intend to transfer (each a “Non‑transferred Marketing Authorization”).  Upon receiving notice of such Non‑transferred Marketing Authorizations, Novartis shall deregister all such Non‑transferred Marketing Authorizations as soon as practicable and shall, thereafter cease all shipments of the Product to all locations within the relevant countries as soon as feasible; provided that (i) where the deregistration of a Marketing Authorization is not possible from a legal, regulatory or reputational perspective, Purchaser shall still be required to file for the transfer of the Marketing Authorizations in accordance with Clause 5.1(a) above; for the avoidance of any doubt, such Marketing Authorization shall not be deemed to be a Non-transferred Marketing Authorization, (ii) Purchaser shall reimburse Novartis for any write-offs of Inventory resulting from such deregistration and the parties shall cooperate to minimize any such write-offs and (iii) Purchaser shall bear the Third Party fees levied by applicable Regulatory Authorities and Governmental Entities and any other out of pocket costs regarding the deregistration of any Non-transferred Marketing Authorizations.

5.2    Transfer of Manufacturing. Subject to Clause 5.1(b), Purchaser shall obtain promptly after the Closing Date, all approvals necessary from the Regulatory Authorities to manufacture the finished Product independently from Novartis. Purchaser shall assume its own manufacturing (or sourcing from a Third Party) of the finished Product in accordance with the terms of the Supply Agreement, on a country‑by‑country basis, and in no event later than [***] from the Closing Date with respect to all countries in the Territory; provided, that such [***] period, and the Phase 2 Period, with respect to each applicable country in the Territory, may be extended upon the mutual agreement of the Parties if so required in order to facilitate the Tech Transfer Plan (as defined in the Supply Agreement). In the event that the Purchaser has failed to assume its own manufacturing as described in this Clause 5.2 with the respective timeline, this shall not affect Novartis’ obligations under the Supply Agreement, including the term of the Supply Agreement and Novartis’ obligation to provide the Product and the Drug Substance pursuant to the Supply Agreement.

5.3    Wrong Pocket. If at any time, subject to Clause 17.3, following the Closing Date, either Party determines or otherwise becomes aware of any Intellectual Property, Know-How, Third Party Agreement, Marketing Authorization, Books and Records, Commercial Information, Medical Information, Marketing Authorization Data or any other asset, technology, document or item, (with respect to any document or item in the form currently maintained in the Books and Records of Novartis and/or its Affiliates) that the Parties agree should have been included in the Transferred Assets because it is exclusively related to the Business, the Drug Substance or the Product, and is in existence and owned by Novartis and/or its Affiliates as of the Closing Date (each an “Omitted Transferred Asset”), such Party agrees to notify the other Party promptly in writing of such Omitted Transferred Asset, and Novartis agrees to take all such actions as Purchaser may reasonably request to effectuate the transfer, conveyance, assignment or delivery of all transferable right, title and interest in and to such Omitted Transferred Asset to

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Purchaser or its designee. For the avoidance of doubt, any item transferred to Purchaser pursuant to this Clause 5.3 shall constitute a Transferred Asset for all purposes hereunder.

5.4    Retention of Profit Under Supply Agreement. If Purchaser is in breach with its obligations, for any reason, of Clause 5.1 or Clause 5.2 above, Novartis has the right, after [***] prior notice to Purchaser, to immediately cease the transfer of, and retain, the Profit as set out in the Supply Agreement on a country-by-country basis until such breach is cured. For the avoidance of doubt, Novartis shall be entitled to keep all profits that have been retained during the period of non-compliance of Purchaser with its obligations according to Clause 5.1 and Clause 5.2 even after such breach has been cured.

5.5    Intellectual Property Matters.

(a)
Transfer of Patents and Trademarks and Registered Designs. Within [***] Business Days after the Closing Date, Novartis shall execute and deliver to Purchaser, the IP Assignment Agreements. Upon receipt by Purchaser of the IP Assignment Agreements, Purchaser will promptly execute the IP Assignment Agreements, and Purchaser shall be responsible for filing the IP Assignment Agreements with the relevant Intellectual Property registries at its sole cost and expense, including all filing costs and external fees. Other than its obligations under Clause 5.5(c), Novartis’ sole obligation with regards to the transfer of the Transferred Intellectual Property consisting of Patents and Trademarks and Registered Designs will be to properly execute the IP Assignment Agreements and any other documents required to register the transfer of such Intellectual Property in the Territory and to assist with related formalities (including executing forms suitable for recording in all jurisdictions where such Intellectual Property is registered in the Territory to the extent such jurisdiction requires terms and conditions that differ from the relevant IP Assignment Agreements).

(b)
Transfer of Domain Names. Within [***] Business Days after the Closing Date, Novartis shall execute and deliver to Purchaser the Domain Name Assignment Agreements. Upon receipt by Purchaser of the Domain Name Assignment Agreements, Purchaser will promptly execute the Domain Name Assignment Agreements. The current Novartis administrator of the domain names to be assigned thereunder shall be responsible for filing the requisite requests and any required Domain Name Assignment Agreement with the relevant domain name registrar at the sole costs and expenses of Novartis, including all filing costs, and external fees.

(c)
As soon as practicable after the Closing Date, Novartis will deliver to Purchaser a complete and accurate list of all actions that must be taken by Purchaser within [***] days of the Closing Date with respect to each Patent, Trademark and Registered Design included in the Transferred Intellectual Property. As soon as practicable after the Closing, but in no event later than [***] days after the Closing, Novartis shall deliver to Purchaser correct and complete copies (in the possession or form currently maintained by Novartis and/or its Affiliates (or their representatives)) of all prosecution and opposition files and dockets, registration certificates, litigation files and related opinions of counsel and correspondence relating thereto for the Patents, Trademarks and Registered Designs included in the Transferred Intellectual Property, provided that this sentence shall not be deemed to apply to documents or other items, the disclosure of which would jeopardize the attorney-client privilege.

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5.6    Conduct of Business. During the period commencing on the date hereof and ending on the Closing Date, Novartis shall conduct the Business in the ordinary course of business consistent with past practice; provided that Novartis may undertake action required to ensure a smooth implementation of the transactions under this Agreement after Closing Date.

5.7    Hart Scott Rodino Covenants. Novartis shall comply with those covenants set forth in Annex 6.

5.8    Development Activities. As of Closing, the Purchaser will be fully responsible for the Development Activities including costs and expenses for the activities. The Purchaser agrees to take over and continue the Development Activities listed in Annex 7 immediately after Closing. If not feasible, the Purchaser and Novartis shall collaborate to transfer the activities as soon as practicable. Novartis shall undertake the activities listed in Annex 7. The Purchaser will diligently and promptly reimburse Novartis for all costs and expenses incurred for Development Activities after Closing as identified in Annex 7. For the avoidance of doubt, as of the Closing, the Purchaser will be responsible for all future Development Activities unless otherwise stated in Annex 7 that might be requested by health authorities or others.

6.    Transition Services Provided by Novartis

6.1    Transition Services. During the Transition Period, Novartis shall provide the following transition services (“Transition Services”) in the Territory and in addition, the Purchaser (or its designated Affiliate) and Novartis’ Affiliate Novartis Pharmaceuticals Corporation will enter into a US-specific Transition Services Agreement in order to cover some of the services specific to the US Territory:

(a)	supplying, selling, distributing and invoicing customers for the Product in the Territory during [***];

(b)	supplying the Product to the Purchaser in accordance with the Supply Agreement;

(c)
providing Purchaser with all existing regulatory documentation concerning the Product in the Territory, in the form currently maintained in the Books and Records of Novartis and/or its Affiliates, and that is owned or controlled by Novartis and reasonable general assistance for (but not to undertake) the transfer of the Marketing Authorizations;

(d)
providing Purchaser with all existing documentation owned or controlled by Novartis in the Field, in the form currently maintained in the Books and Records of Novartis and/or its Affiliates, describing manufacturing processes for Product or Drug Substance in detail and reasonable general technical advice for the transfer of the manufacturing process of the Product and the Drug Substance;

(e)
for all work deemed over and above that is described in subparagraph (c) above, upon reasonable written request from Purchaser, and at Purchaser’s expense, providing regulatory assistance to facilitate the transfer of the Marketing Authorizations from Novartis and/or its Affiliates; and

(f)
for all work deemed over and above that described in subparagraph (d) above, upon reasonable written request from Purchaser and subject to the agreement of Novartis (such agreement not to be unreasonably withheld, delayed or conditioned), and at Purchaser’s

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expense, providing reasonable technical assistance in order to facilitate the assumption by Purchaser or its Affiliates of the manufacturing of the Product (including the Drug Substance).

Notwithstanding the above, [***] in accordance with this Clause 6.1.
6.2    Transition Period. It is agreed and understood by and between the Parties that Novartis shall only provide the Transition Services during the Transition Period.

6.3    Notification of Certain Matters in the Transition Period. During the Transition Period, on a country-by-country basis, Novartis shall, as soon as reasonably practicable, notify Purchaser of (i) any notice or other communication in connection with the Transition Services contemplated by this Agreement; (ii) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transition Services contemplated by this Agreement or any of the Ancillary Agreements; (iii) any legal proceeding commenced or threatened against Novartis in connection with the Transition Services contemplated by this Agreement or any of the Ancillary Agreements; and/or (iv) the occurrence of any event that would reasonably be expected to materially impair Novartis’ ability to provide the Transition Services in the Territory.

7.    Maintenance of Marketing Authorizations Pending Completion of Transfer

7.1    Maintenance. Until completion of the transfer of the Marketing Authorizations to Purchaser (or its Affiliates or designee), but for no longer than a period of [***] after the Closing Date:

(a)	Novartis shall use its commercially reasonable efforts to maintain the Marketing Authorizations;

(b)
Novartis shall be free to continue to pursue those on‑going variations, amendments and renewals which are pending at the Closing Date, or withdraw them, in each case, if mutually agreed to by Novartis and Purchaser; and

(c)
Novartis shall not be required to initiate any additional variations or amendments, except in the event they are indispensable for the continuation of the Business and required by Regulatory Authorities.

7.2    Responsibility. For the avoidance of doubt, Novartis does not warrant and shall not be responsible and shall have no Liability in this regard for the successful maintenance or renewal of the Marketing Authorizations after the Closing Date and/or whether or not a variation is successful, except if the Regulatory Authority cancels a Marketing Authorization or refuses its renewal as a result of Novartis’ gross negligence or willful misconduct. Furthermore, Novartis is not responsible for conducting any studies, including clinical and stability studies, concerning the Drug Substance and/or the Product, which may be requested by the Regulatory Authority or any Governmental Entity after the Closing Date, regardless of whether the MA Transfer Date has occurred or not.

7.3    Costs. Purchaser, or its Affiliates, shall bear the Third Party fees levied by the relevant Regulatory Authorities and Governmental Entities and any other relevant costs for: (a) the maintenance of the Marketing Authorizations and for the transfer to Purchaser (or its

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Affiliates) after the Closing (including Novartis’ internal costs for regulatory support which are not reasonably foreseeable in connection with the transactions contemplated by this Agreement (and any Ancillary Agreement)). For the avoidance of any doubt, Novartis shall not be obliged to perform any services beyond the scope of this Agreement.

8.    Co-operation on Pharmacovigilance and Safety

8.1    Adverse Events. The Parties shall co-operate with regard to the reporting and handling of Adverse Events in accordance with the applicable Laws on pharmacovigilance.

8.2    Pharmacovigilance Agreement. At Closing Date, the Parties shall enter into a pharmacovigilance agreement, which template is attached hereto as Exhibit C. The Parties agree that Novartis shall transfer the global safety database to Purchaser in the form of a data mapping.

9.    Purchase Price, Payment of Purchase Price

9.1    Purchase Price. As further described below, the purchase price for the Transferred Assets shall be up to an amount equal to $294,000,000, exclusive of any applicable VAT and non-refundable, composed of the sum of the Closing Payment, the Anniversary Payment and the Milestone Payments (the “Purchase Price”).

9.2    Payment Schedule. Purchaser shall pay the Purchase Price in the following installments:

(a)	$110,000,000 (one hundred and ten million United States Dollars) of the Purchase Price on the Closing Date (less the [***] payments of [***] made to Novartis) (the “Closing Payment”); and

(b)
$89,000,000 (eighty nine million United States Dollars) on the first anniversary of the Closing Date (the “Anniversary Payment”). $75,000,000 of the Anniversary Payment shall be covered by an irrevocable bank guarantee in favour of Novartis issued on the Closing Date [***].

The “Milestone Payments” are as follows:

(c)	Milestone #1: If no generic has been launched in the USA market by [***] then a [***] milestone is payable within five (5) Business Days of [***];

(d)
Milestone #2: If the cumulative [***], from the Closing Date, Product US Net Sales in the USA are equal or greater than [***] then a [***] milestone is payable within five (5) Business Days of the end of the [***] of the Closing;

(e)
Milestone #3: If the cumulative [***], from the Closing Date, Product US Net Sales in the USA are equal or greater than [***] then a [***] milestone is payable within five (5) Business Days of the end of the [***] of the Closing in addition to Milestone #2; and

(f)	Milestone #4: If no generic product containing aliskiren has been launched in the USA market by [***] then a [***] milestone is payable within five (5) Business Days of [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

For the purpose of this Agreement, [***]. For the avoidance of doubt, any such Third Party must not be an Affiliate of Purchaser and such Third Party must not have been authorized by the Purchaser to use the Transferred Assets.
The Purchaser shall self-account for Irish VAT chargeable in respect of the purchase of the Transferred Assets.
9.3    Taxes.

(a)
Transfer Taxes. Purchaser shall bear any Transfer Tax imposed in the Territory in connection with the transactions contemplated in this Agreement and shall make any corresponding tax declarations in the Territory that may be required.

(b)
Tax Obligations. Each Party shall be responsible for any tax obligations of its own due to this Agreement (including income tax and capital gains tax). Neither Party shall have any obligation towards the other Party in case the other Party fails to fully comply with its tax obligations.

(c)
Reporting. For all tax purposes, both Parties agree to report the transactions contemplated by this Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise.

10.    Closing

10.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Novartis AG, Forum 1, Novartis Campus, 4056 Basel, Switzerland, no later than the third (3rd) Business Day after the last of the conditions to Closing set forth in this Article 10 have been satisfied or waived in writing, unless another date, place or time is agreed to in writing by Purchaser and Novartis. The date on which the Closing is actually held is referred to herein as the “Closing Date”.

10.2    Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Novartis and Purchaser), at or prior to the Closing, of each of the following conditions:

(a)
Any applicable waiting period (and any extension thereof) or consent required under any applicable antitrust Law relating to the transactions contemplated by this Agreement shall have expired or been terminated or obtained, as applicable.

(b)
No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or order that is in effect and would (i) make the Closing illegal or (ii) otherwise prevent or enjoin the transactions contemplated by this Agreement.

(c)	Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing as of the Closing Date.

(d)
The Parties shall have delivered all of the deliverables set forth in this Article 10, in the case of the deliverables set forth in Clause 10.6(c), in the form currently maintained in the Books and Records of Novartis and/or its Affiliates, if applicable.

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10.3    Confirmation to Affiliates. Within thirty (30) days of Closing, Novartis shall deliver to Purchaser a copy of instructions by Novartis to its pertinent Affiliates by which Novartis instructs them to:

(a)	agree with the Purchaser how and when to transfer to Purchaser or its Affiliates or designates:

(i)	Marketing Authorization Data which are in Novartis’ or its Affiliates’ possession; and

(ii)	the Marketing Authorizations (by way of an appropriate submission to the relevant Regulatory Authorities); and

(b)	otherwise co-operate with the Purchaser to facilitate the smooth implementation of this Agreement.

10.4    Insurance and Inventory. Except as otherwise agreed in this Agreement or the Ancillary Agreements, title and risk of loss or damage to the Transferred Assets shall pass to the Purchaser on the Closing Date at the place established for Closing in Clause 10.1. As of the Closing Date, the Transferred Assets shall cease to be insured by Novartis’ insurance policies or by Novartis’ self-insurance, as the case may be, and Purchaser shall have no right or obligation with respect to any such policy. With respect to the Inventory that has not yet been delivered to Purchaser on the Closing Date, the risk of loss shall pass upon dispatch from Novartis’ site for physical delivery to Purchaser.

10.5    Purchaser Deliverables. At the Closing, Purchaser shall deliver to Novartis:

(a)
an amount equal to the Closing Payment, by wire transfer of immediately available funds to an account of Novartis designated in writing by Novartis to Purchaser at least three (3) Business Days prior to the Closing Date;

(b)	a certificate duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that:

i.	Purchaser has performed in all material respects all of the covenants and agreements required to be performed by it pursuant to this Agreement prior to the Closing; and

ii.
(1) each of the representations and warranties of Purchaser contained herein (other than those representations and warranties contained in Clauses 13.1(c) and 13.1(e)) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date and (2) each of the representations and warranties of Purchaser contained herein that are qualified by materiality, Material Adverse Effect, or similar phrases and those representations and warranties contained in Clauses 13.1(c) and 13.1(e) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except, in each case, to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects or in all respects, as the case may be on and as of such dates);

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(c)	a counterpart of each Ancillary Agreement to which Purchaser or any of its Affiliates is a party, duly executed on behalf of Purchaser or such Affiliates;

(d)	the irrevocable bank guarantee for $75,000,000 of the Anniversary Payment as required by Clause 9.2(b);

(e)	an irrevocable guarantee for $14,000,000 of the Anniversary Payment by PDL as required by Clause 9.2(b); and

(f)	such other documents or instruments Novartis reasonably request and are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

10.6    Novartis Deliverables. At the Closing or such period as set forth below, Novartis shall deliver to Purchaser:

(a)	a certificate duly executed by an authorized officer of each of NAG and NPAG, dated as of the Closing Date, certifying that:

(i)	Novartis has performed and complied with in all respects all of the covenants and agreements required to be performed by it pursuant to this Agreement prior to the Closing; and

(ii)
(1) each of the representations and warranties of Novartis set forth in Clauses 12.1(a), (b), (e), (h), (i) and (j) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date and (2) each of the other representations and warranties of Novartis shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect included therein) as of the date of this Agreement and on and as of the Closing Date (except, in each case, to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects or in all respects, as the case may be, on and as of such dates);

(b)	a counterpart of each Ancillary Agreement to which Novartis is a party, duly executed on behalf of Novartis;

(c)
within [***] of the Closing, a complete copy of the files provided to Purchaser in the dataroom (excluding those agreements with Third Parties subject to confidentiality restrictions) and Novartis shall maintain the dataroom in its current form, which shall be accessible to Purchaser [***] days following the Closing; and

(d)
as soon as reasonably practicable following the Closing, all Transferred Commercial Property and Books and Records; provided that, in the event that prior to such delivery, if Purchaser makes a specific request for an item of Commercial Property or Books and Records, Novartis will reasonably cooperate with Purchaser to provide such item promptly.

10.7    Financial Information Support.

(a)	Novartis shall use its commercially reasonable efforts to cooperate with the Purchaser and provide its independent auditor (the “Independent Auditor”) with the relevant

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information as well as the required explanations to facilitate the audit and review by the Independent Auditor of the historical, annual and interim audited and unaudited financial statements in connection with the Products. Novartis shall use its commercially reasonable efforts to support a timely performance and completion of such audit; provided, however, that Novartis is not in a position to directly control the Independent Auditor and, hence, cannot force the Independent Auditor to complete such audit within the timeline envisaged by the Purchaser.

(b)
Notwithstanding the foregoing, nothing in this Clause 10.7 shall require such information, cooperation or assistance to the extent it would have a Material Adverse Effect on the Business or the other businesses or operations of Novartis or its Affiliates.

(c)	The Purchaser shall support Novartis to identify the scope of work and to allow Novartis to provide the required statements and information to the Independent Auditor in a timely manner.

(d)	[***]

11.    Third Party Agreements

[***] Upon receipt of Purchaser’s written request, Novartis shall [***] on a date to be agreed after the Closing Date and subject to [***]. Novartis shall use reasonable efforts in [***]. In the event that such [***] as soon as practicable but shall [***] and the Purchaser shall, [***] and shall [***].

[***] Subject to the conditions set forth in [***] any [***] as soon as reasonably practicable, which for the avoidance of doubt, with regards to [***].

[***] under this Agreement or where such [***] then nothing in this Agreement shall oblige [***] and [***] Agreement as soon as practicable after the Closing Date, unless otherwise agreed in writing between the Parties.
[***] The Parties will cooperate to ensure an efficient transfer to Purchaser [***].

Notwithstanding the obligations of Novartis under this Article 11, if Novartis becomes aware or is notified by Purchaser that Purchaser did not receive all of the Transferred Assets, Novartis shall promptly notify Purchaser thereof, and in any event shall at its sole cost and expense cause the prompt transfer of such Transferred Assets in accordance with the terms of this Agreement.

12.    Novartis’ Representations and Warranties

12.1    Representations and Warranties. Except as set forth in Schedule A, each of NAG, NPAG and Speedel hereby jointly and severally represents and warrants to the Purchaser, as of the date hereof as follows:

(a)	Organization of Novartis. Each of NAG, NPAG and Speedel is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)
Authorization. Each of NAG, NPAG and Speedel have the capacity to enter into this Agreement and the Ancillary Agreements, have obtained all required internal approvals from its board of directors, management committee or any other internal committee, and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions has taken all action necessary to execute and deliver this Agreement and the Ancillary Agreements to which each of them is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by NAG, NPAG and Speedel and is, and upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of NAG, NPAG and Speedel, enforceable against each of NAG, NPAG and Speedel in accordance with their terms.

(c)
Consents and Approvals. Except as would not reasonably be expected to be material to the Business, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, any Person, and (b) no consent under any contract from any other Person, is, in each case, required to be made or obtained by NAG, NPAG and Speedel or any of their respective Affiliates in connection with the transfer of such contract to Purchaser hereunder or the execution, delivery and performance of this Agreement and the Ancillary Agreements to which NAG, NPAG or Speedel is a party and the consummation of the transactions contemplated hereby and thereby.

(d)
No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by NAG, NPAG and Speedel with any of the provisions hereof or thereof, will (i) violate or conflict with the organizational documents of NAG, NPAG and Speedel or, to the Knowledge of Novartis and except as would not reasonably be expected to be material to the Business, (ii) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance, restriction or limitation on use upon or with respect to any of the Transferred Assets (other than Permitted Encumbrances) under any of the terms, conditions or provisions of any contract (i) to which NAG, NPAG or Speedel is a party or (ii) by which any Transferred Assets of NAG, NPAG or Speedel are bound, (iii) violate any Law or order, or (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify any Permits which constitute Transferred Assets.

(e)	Title to and Sufficiency of Assets.

(i)
Novartis and/or its Affiliates (as applicable) are the legal and beneficial owners of the Transferred Assets and upon the consummation of the transactions contemplated hereby, Purchaser and/or its Affiliates will acquire good and valid title to all of the Transferred Assets, free and clear of any Encumbrances, restrictions or limitations on use, other than Permitted Encumbrances.

(i)
The Transferred Assets constitute all of the material assets of Novartis (other than assets the access to which is provided under the Transition Services Agreement in accordance with the express terms and the Licensed IP) necessary and sufficient for the operation of the Business by Novartis in the Field as the same is operated on the Closing Date.

(f)	Litigation. There is and has been no suit, action, investigation or proceeding pending or threatened in writing by or against Novartis within the last [***] that (i) except as set

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions forth on Schedule A. relates to the Business or the Transferred Assets or (ii) would adversely affect the ability of Novartis to timely perform its obligations hereunder.

(g)	Compliance with Laws.

(i)
To the Knowledge of Novartis, in conjunction with the manufacture, marketing, distribution and sale of the Product in the Field by Novartis, Novartis is in compliance in all material respects with all applicable Laws and has all required Permits. To the Knowledge of Novartis on the Closing Date, Novartis, has not received any written notice of any asserted material violation of any applicable Laws in connection with the manufacture, marketing, distribution and sale of the Product in the Field by Novartis.

(ii)	To the Knowledge of Novartis, the Marketing Authorizations are in force to the extent required by Law.

(h)	Intellectual Property.

(i)
Registered Intellectual Property. Annex 1 sets forth an accurate and complete list of the registered and applied-for internet domain names, Patents, Trademarks and Registered Designs owned and/or controlled (whether solely or jointly with others) by Novartis and/or its Affiliates as of the Closing that are included in the Transferred Intellectual Property.

(ii)
Title to Intellectual Property. Novartis exclusively owns all right, title and interest in and to all Transferred Intellectual Property and the Transferred Know‑How, free and clear of all Encumbrances, and none of the Transferred Intellectual Property is subject to any license agreement, covenant not to sue, settlement agreement or any other similar agreement. All maintenance and renewal fees have been paid with respect to all registered Transferred Intellectual Property, and, to the Knowledge of Novartis, all registered Transferred Intellectual Property is enforceable. For the avoidance of doubt, the Patents included in the Transferred Intellectual Property shall include all related Priority Patents.

(iii)	Development and Assignment of Intellectual Property. Novartis and its Affiliates have taken reasonable precautions to preserve the confidentiality of the Transferred Know-How.

(iv)
Sufficiency of Intellectual Property. The Transferred Intellectual Property, the Transferred Know-How and the Licensed IP constitute all of the Intellectual Property and Know-How that is necessary and sufficient to conduct the Business in the Field as it is currently conducted by Novartis. As of the Closing Date, Purchaser will own all of the tangible embodiments of the Transferred Intellectual Property, Transferred Know-How and all other documentation Novartis currently uses to conduct the Business.

(v)
Transferability of Intellectual Property. The Transferred Intellectual Property and the Transferred Know-How are, and following the Closing Date will be, fully transferable, alienable and licensable without restriction and without payment of any kind to any Person other than fees in relation to the assignment of the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Transferred Intellectual Property, recurring fees for maintenance and other similar fees.

(vi)
No Infringement. To the Knowledge of Novartis, the development, manufacture, use, sale, import, export, distribution, marketing, licensing or other disposal, exploitation or commercialization of the Product or the Drug Substance in the Field does not infringe upon, misappropriate or violate, and has not infringed upon, misappropriated or violated, any Intellectual Property or Know-How of any Person (directly or indirectly, including by contribution or inducement), nor does it constitute or has constituted unfair competition or trade practices under the Laws of any jurisdiction, and Novartis has not received, in connection with the Business in the Field, any notice of infringement, misappropriation or violation of the Intellectual Property or Know-How of any Person or unfair competition or trade practices (including cease and desist letters, indemnification claims or invitations to license). To the Knowledge of Novartis, no Person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property or Transferred Know-How.

(vii)
Actions Brought By Third Parties. No claim, action, suit, litigation or proceeding is pending or, to the Knowledge of Novartis, threatened, against Novartis by any Person, (a) alleging that the development, manufacture, use, sale, import, export, distribution, marketing, licensing or other disposal, exploitation or commercialization of the Product or the Drug Substance in the Field as currently conducted or as had been conducted during the past [***] infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property or Know-How of any Person or seeking indemnification for any of the foregoing, (b) claiming that the Business in the Field has been conducted in a manner constituting unfair competition or an unfair trade practice or (c) seeking cancellation of, objecting to, opposing or challenging the ownership, validity, registerability or enforceability of any item of Transferred Intellectual Property.

(viii)
Actions Against Third Parties. No claim, action, suit, litigation or proceeding is pending or threatened by Novartis against any Person alleging (a) infringement, misappropriation or other violation of any of the Transferred Intellectual Property or Transferred Know‑How or (b) breach of any license, sublicense or other agreement authorizing such Person to use any of the Transferred Intellectual Property or Transferred Know‑How.

(i)
Transferred Third Party Agreements. Each of the Transferred Third Party Agreements constitutes a legal, valid and binding obligation of Novartis in accordance with its terms and, to the Knowledge of Novartis, constitutes a legal, valid and binding obligation of the other parties thereto in accordance with its terms, and is enforceable against Novartis and the other parties thereto, in accordance with its terms. Novartis is [***] and no condition, event or fact exists which, with notice, lapse of time or both, would reasonably be expected to [***]. Novartis has not received any written notice alleging any violation, breach or default by Novartis under any Transferred Third Party Agreement.

(j)	Taxes.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

(i)	Payment, Claims and Returns. Except for taxes that are not yet due or payable, there are no liens for taxes with respect to the Transferred Assets.

(ii)	Real Property. None of the Transferred Assets include any “United States real property interest” within the meaning of Section 897(c)(1) of the Internal Revenue Code of 1986, as amended.

(iii)
Residency. Novartis is beneficially entitled to the Purchase Price payable to it under this Agreement, and it is (i) a body corporate which is, by virtue of the laws of Switzerland, resident for the purposes of tax in Switzerland, and Switzerland imposes a tax that generally applies to royalties receivable in that territory by companies from sources outside that territory; (ii) not resident in Ireland for tax purposes; and (iii) the Purchase Price is not received by it in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland. Novartis shall promptly inform the Purchaser in the event that this representation ceases to be correct prior to the payment of the final installment of the Purchase Price.

12.2    Disclosures. Novartis shall not be liable for a breach of the warranties (each a “Warranty Claim”) if the Purchaser Knows such warranties to be untrue or incorrect as of the date hereof. Any matter disclosed in Schedule A shall be deemed to be Knowledge of Purchaser to the extent disclosed therein.

12.3    Disclaimer. Except as provided for in this Article 12 and the Ancillary Agreements, Novartis makes no representations and extends no warranties of any kind, either express or implied, and assumes no responsibility after Closing whatsoever in respect of the Business, the Transferred Assets, the manufacture, marketing, promotion, distribution, sale and use of the Product or the Drug Substance, the Trademarks and the Licensed IP.

13.    Purchaser’s Representations and Warranties

13.1    Representations and Warranties. Purchaser represents and warrants to Novartis that at the Closing Date:

(a)	Business Operations.

(i)
Purchaser is a pharmaceutical company which, together with its Affiliates and distributors, has the necessary technical and commercial resources and expertise to take over from Novartis the Business in each country of the Territory under the terms, conditions and timelines contained in this Agreement and the Supply Agreement; and

(ii)
Purchaser has or will have, as of the date of the filing for the transfer of a Marketing Authorization in the applicable country, Affiliates or distributors in each country of the Territory that meet all requisites mentioned in subparagraph (i) above, under the terms, conditions and timelines contained in this Agreement and the Ancillary Agreements.

(b)	Litigation.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

(i)
Purchaser is not and has not been (and has no Affiliates that are or have been) subject to any litigation by customers or investigation by local and/or Regulatory Authorities which would negatively impact a smooth transfer of the Business to Purchaser and its Affiliates; and

(ii)
There is no suit, action, investigation or legal proceeding pending or threatened in writing against the Purchaser that challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.

(c)	Knowledge.

(i)	There is no information concerning the Business which Novartis has provided prior to the date hereof that, to the Knowledge of Purchaser, is untrue or incorrect; and

(ii)	Purchaser is not aware of any grounds for a valid basis for bringing a Warranty Claim against Novartis under this Agreement.

(d)	Organization of Purchaser. Purchaser is a valid legal entity duly constituted, organised and existing under the laws of the jurisdiction of its formation.

(e)
Authorization. Purchaser has the capacity to enter into this Agreement and the Ancillary Agreements, has obtained all required internal approvals from its board of directors, management committee and/or any other internal committee and has taken all action necessary to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Purchaser and is, and upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

(f)
Commercialization. To the Knowledge of Purchaser, (i) Purchaser has not been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who, to the Knowledge of Purchaser, has been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by the Purchaser in the performance of any activities hereunder; and (iii) to the Knowledge of Purchaser, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will be employed by Purchaser in the performance of any activities hereunder.

13.2    Disclaimer. Except as provided for in this Article 13 and the Ancillary Agreements, Purchaser makes no representations and extends no warranties of any kind, either express or implied.

14.    Claims for Breach of Representations and Warranties

14.1    Claims. If a Party breaches a representation or warranty, it shall be liable to the other Party for the Loss caused by such breach, subject to the limitations and other provisions of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

14.2    Survival.

(a)
Each of the representations and warranties set forth in this Agreement or any certificate or other instrument, delivered by or on behalf of a Party pursuant to this Agreement, shall survive the Closing until the [***] of the Closing Date; provided, however, that the representations and warranties set forth in (i) Clauses 12.1(a), (b) and (e)(i), as well as Clauses 13.1(d) and 13.1(e), shall survive (together with any right to assert a Claim under Clause 15.1(a)) [***] and (ii) Clauses 12.1(j) shall survive (together with any right to assert a Claim under Clause 15.1(a)) until [***] (the representations and warranties specified in clauses (i) and (ii) of this Clause 14.2(a) the “Specified Representations”).

(b)
Each of the covenants and other agreements contained in this Agreement or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive (together with any right to assert a Claim under Clause 15.1(b) or Clause 15.2(b)) the Closing and the consummation of the transactions contemplated hereby until the expiration of its term.

(c)
Notwithstanding anything to the contrary herein, any Claim that is properly asserted in good faith pursuant to Clause 15.3 prior to the expiration of the applicable survival period set forth in Clause 14.2(a) or Clause 14.2(b) shall survive, and the applicable survival period shall be extended, until such Claim is fully and finally resolved.

14.3    Limitations.

(a)
The aggregate Liability of Novartis for all Claims of Purchaser Indemnitees under Clause 15.1(a) (other than those based upon, resulting from, arising out of or relating to Clause 12.1(j)) shall be limited to [***]

(b)
Novartis shall not be liable for any Claim of Purchaser Indemnitees under Clause 15.1(a) unless and until the aggregate amount of all Losses in respect of indemnification under Clause 15.1(a) (other than those based upon, resulting from, arising out of or relating to the Specified Representations) exceeds [***] (the “Seller Indemnification Threshold”), and only the Losses in excess of the Seller Indemnification Threshold shall be recoverable hereunder.

(c)	The aggregate Liability of Purchaser for all Claims of Seller Indemnitees under Clause 15.2(a) shall be limited to [***].

(d)
Purchaser shall not be liable for any Claim of Seller Indemnitees under Clause 15.2(a), unless and until the aggregate amount of all Losses in respect of indemnification under Clause 15.2(a) exceeds [***] (the “Purchaser Indemnification Threshold”), and only the Losses in excess of the Purchaser Indemnification Threshold shall be recoverable hereunder.

(e)
In no event shall Purchaser or Novartis be liable in connection with this Agreement or the transactions contemplated hereby for any Losses that are punitive, incidental, consequential, special or indirect, including breaches of the confidentiality provisions in Clause 17.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

14.4    Reductions. To the extent that any Loss giving rise to indemnification under Clauses 15.1 and 15.2 is actually compensated by other related benefits, e.g., tax benefits or valid and enforceable Claims against Third Parties, including insurance companies, the Liability is reduced accordingly. The respective Party shall use commercially reasonable efforts to obtain such related benefits. For the avoidance of doubt, the Parties are aware that this will not exclude the possibility that insurance companies may have a right to full or partial recourse against the Party which has caused a Loss giving rise to indemnification under Clauses 15.1 and 15.2.

14.5    Sole Remedy. The provisions of Articles 14 and 15 shall be the sole and exclusive monetary remedy for the Indemnified Parties (including Purchaser and Novartis) with respect to any Claims for Losses for which indemnification is provided hereunder; provided, however, that nothing in this Clause 14.5 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Article 11 and Clause 18.4

15.    Indemnification

15.1    Indemnity by Novartis. Subject to the limitations on Liability set out in Clause 14.3, from and after the Closing, each of NAG and NPAG shall, jointly and not severally, indemnify, defend and hold harmless Purchaser and its Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against any Loss to the extent that such Loss is resulting from or relating to:

(a)
any inaccuracy in or breach of any representation or warranty of Novartis contained in this Agreement or in any certificate or other instrument delivered by or on behalf of Novartis pursuant to this Agreement;

(b)	any breach of any covenant, agreement or obligation to be performed by Novartis and/or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

(c)	any Excluded Asset or Excluded Liability; and

(d)
any Losses attributable to (i) Pre-Closing Taxes and (ii) all taxes imposed on Novartis (other than taxes with respect to Transferred Assets attributable to a taxable period or portion thereof beginning after the Closing Date), including income, franchise, net gain or similar taxes imposed on Novartis as a result of the sale, conveyance, assignment, transfer or delivery of the Transferred Assets and Assumed Liabilities pursuant to this Agreement.

15.2    Indemnity by Purchaser. Subject to the limitations on Liability set out in Clause 14.3, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Novartis and its Affiliates and its Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees arising out of or relating to:

(a)	any Transferred Asset or Assumed Liability, except to the extent subject to an indemnification obligation of Novartis;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

(b)
any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement or in any other certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; and

(c)	any breach of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any Ancillary Agreement.

15.3    Indemnification Procedure.

(a)
All claims pursuant to this Article 15 (a “Claim”) shall be made in accordance with the procedures set forth in this Clause 15.3. The indemnified party submitting a Claim pursuant to Article 14 and 15 (an “Indemnified Party”) shall:

(i)	promptly notify the indemnifying party (the “Indemnifying Party”) of any action, suit or proceeding, or threatened claim, action or proceeding, which could lead to a Loss;

(ii)
with respect to any Claim in connection with any claim, action, suit or proceeding by a Third-Party (a “Third-Party Claim”), upon request by the Indemnifying Party, permit the Indemnifying Party to take full care and control of the conduct, defence and settlement of such claim, action or proceeding at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not compromise or otherwise settle any such claim, action or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned;

(iii)	reasonably assist, at the cost of the Indemnifying Party, in the investigation and defence of such claim, action or proceeding;

(iv)
not compromise or otherwise settle any such claim, action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned; and

(v)	take all reasonable steps to mitigate any Loss in respect of any such claim, action or proceeding.

(b)
The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third‑Party Claim.

15.4    Adjustments.

(a)
The amount of Loss for which indemnification is provided under Articles 14 and 15 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or from other Third Parties with respect to such Loss.

(b)	The Parties agree to treat any indemnification payments pursuant to Articles 14 and 15 as an adjustment to the Purchase Price solely for tax purposes, unless otherwise required by applicable Law.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

16.    Termination

16.1    Termination. Either Party may terminate this Agreement as well as the pertaining Ancillary Agreements with immediate effect:

(a)
in case the other Party has committed a material breach and has failed to remedy such breach within [***] days from having received a written request to remedy such breach from the non-breaching Party;

(b)	by mutual written consent of Novartis and Purchaser; or

(c)
upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated solely due to continued review by a Governmental Entity in respect of applicable antitrust Laws on or prior to 11:59 p.m., New York, New York time, on August 22, 2016 or such later date, if any, as Novartis and Purchaser agree upon in writing; provided that no Party may terminate the Agreement pursuant to this Clause 16.1(c) if such Party’s breach of the Agreement causes or results in the failure of the transactions contemplated by this Agreement; or

(d)
upon written notice to the other Party, if a Governmental Entity of competent jurisdiction has issued an order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

16.2    Certain Provisions to Continue. This Clause 16.2 and Articles 17 and 18 shall survive termination of this Agreement.

16.3    Change of Control. Novartis will have the right to terminate this Agreement as well as the pertaining Ancillary Agreements in the event of a Change of Control of Purchaser prior to the Closing Date, other than in connection with an acquisition by PDL or its Affiliates of a controlling interest in Purchaser.

17.    Confidentiality; Press Releases; Maintenance of Books and Records

17.1    Confidentiality.

(a)
The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)
From and after the Closing, Novartis shall keep confidential and not disclose any non-public information to any Third Party concerning the Transferred Assets and Purchaser shall keep confidential and not disclose any non-public information to any Third Party concerning the Licensed IP, and each Party agrees to not disclose other non-public information of the other Party as it has received or will receive pursuant to this Agreement; provided that either Party may disclose any non-public information concerning the Transferred Assets, in the case of Novartis, or the Licensed IP, in the case of Purchaser, or such other non-public information that it has or will receive pursuant to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions this Agreement, that it is otherwise required to keep confidential under this Clause 17.1 to the extent:

(i)	required to protect such Party’s or its Affiliates interest in any legal proceedings;

(ii)	required to a Tax Authority in connection with the tax affairs of such Party or any of its Affiliates;

(iii)	disclosure is made to such Party or its Affiliates professional advisers on a need-to-know basis; provided that such professional advisers are subject to professional confidentiality obligations;

(iv)	the information is or becomes publicly available (other than by breach of this Agreement),

(v)
the use or disclosure of the relevant information to a competent Regulatory Authority, Governmental Entity or Third Party is required by applicable Law, court order or order of such Regulatory Authority or Governmental Entity or in connection with such Party’s or its Affiliates’ obligations under this Agreement or any Ancillary Agreement;

(vi)
the information is disclosed to such Party or any of its Affiliates by a Third Party who is entitled to disclose it without breaching a confidentiality obligation to the other Party or its Affiliates; or

(vii)	is disclosed with the express written consent of the Party owning such non-public information.

17.2    Press Releases. Neither Party shall issue any press release, trade announcement or make any other public announcement with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld, other than as attached hereto as Exhibit L. Each Party acknowledges that the other Party shall have the right to disclose such information as required by Law, in particular Novartis shall be entitled to disclose a brief summary of the transaction, including the Purchase Price, in its official financial report.

17.3    Maintenance of Data and Books and Records. For a period of [***] years after the Closing, (a)  each of Novartis and Purchaser agrees to retain (and to cause its Affiliates to retain) and make available all data and Books and Records received from Novartis and its Affiliates for inspection and copying by Novartis or its agent, upon reasonable request and upon reasonable notice; provided that such Books and Records shall be made available only to the extent such availability is required by a Party to comply with a requirement of Law, this Agreement or any Ancillary Agreement, or to enable a Party and/or its Affiliates to defend against, respond to, or otherwise participate in any litigation, investigation, audit process, subpoena, or other proceeding related to the Drug Substance and/or the Product, and (b) no such data or other Books and Records shall be destroyed by a Party without first advising the other Party in writing and giving the other Party a reasonable opportunity, at the non-destroying party’s sole cost, to obtain possession thereof. Each Party will hold, and will use commercially reasonable efforts to cause its respective Affiliates and Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions documents and information concerning the other Party or the Business provided to it pursuant to this Clause 17.3.

18.    Miscellaneous

18.1    Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the Laws of the State of New York, without giving effect to the conflict of laws provision thereof. Any claim or dispute arising out of or relating to this Agreement that cannot be resolved amicably between the Parties within thirty (30) days after the controversy has arisen shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, so long as it shall have subject matter jurisdiction over such claim or dispute and otherwise the state courts located in New York County in the State of New York. Each Party irrevocably agrees and consents to the jurisdiction of the courts set forth in this Clause 18.1 and waives any objection it may have to the venue of such courts, including with respect to the convenience of the forum and jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

18.2    Assignment.

(a)
Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), except that either Party may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; provided, that (i) all applicable terms and provisions of this Agreement shall apply to any such Affiliate to the same extent as such terms and provisions apply to the respective Party to this Agreement, (ii) each Party shall remain primarily liable for any acts or omissions of its Affiliates and (iii) any breach by an Affiliate of a Party shall be deemed to be a breach by such Party; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment to an Affiliate), and no permitted assignment shall relieve the assignor of Liability hereunder. Any attempted assignment in contravention of the foregoing shall be void.

(b)
Purchaser may grant a security interest in respect of this Agreement or any Ancillary Agreement in its entirety or any part thereof in favor of a debt financing source, without the prior written consent of Novartis. Purchaser shall provide ten (10) days’ prior written notice to Novartis in the case of any such assignment.

18.3    Force Majeure. If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters in reasonable detail constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions affected shall be relieved of Liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.

18.4    Specific Performance. The Parties agree that irreparable damage would occur, and in a manner for which monetary damages would not be an adequate remedy, in the event that certain provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, accordingly, the Parties shall be entitled to seek equitable relief, including specific performance, in the event of any such breach or threatened breach of this Agreement.

18.5    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax or electronic mail; provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses, fax numbers and electronic mail addresses set forth below (or to such other addresses, fax numbers and electronic mail addresses as a Party may designate by written notice):

If to Purchaser:
Noden Pharma DAC
56 Fitzwilliam Square
Dublin, 2
Ireland
Attn: Chief Executive Officer
Email: efarah@nodenpharma.com
Fax: +353 (0) 61 363 682

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Richard Lincer and Daniel Ilan

Email:	rlincer@cgsh.com
dilan@cgsh.com

With a copy (which shall not constitute notice) to:
PDL BioPharma, Inc.
932 Southwood Boulevard
Incline Village, Nevada 89451
Attn: General Counsel
Email: Chris.Stone@pdl.com
Fax: (775) 832-8502

If to PDL:

PDL BioPharma, Inc.
932 Southwood Boulevard

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Incline Village, Nevada 89451
Attn: General Counsel
Email: Chris.Stone@pdl.com
Fax: (775) 832-8502

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Richard Lincer and Daniel Ilan

Email:	rlincer@cgsh.com
dilan@cgsh.com

If to Novartis:
Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn: Head of BD&L
Email:
Fax: +41 61 324 2100

With a copy to:
Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn: General Counsel
Email:
Fax: +41 61 324 7399

18.6    Waiver and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

18.7    Severability. Without prejudice to any other rights that the Parties have pursuant to this Agreement, every provision of this Agreement is intended to be severable. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect. The Parties hereto agree to consult with each other and to agree upon a new stipulation which is permissible under the law and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

18.8    Entire Agreement. This Agreement, including the schedules and exhibits hereto, the Ancillary Agreements and the other agreements, documents and written understandings referred to herein or otherwise entered into and delivered by the parties hereto in connection with

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions the transactions contemplated by this Agreement, constitutes the entire agreement and understanding and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

18.9    Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between Novartis and Purchaser, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

18.10    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

18.11    Extension to Affiliates. Each Party shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the respective Party to this Agreement. Each Party shall remain primarily liable for any acts or omissions of its Affiliates. Affiliates shall be entitled to perform a Party’s obligations under this Agreement, provided that such Party shall remain responsible for all and any acts and omissions of its Affiliates under this Agreement, and any breach by an Affiliate and/or designated Third Party (including sub-licensees) of a Party shall be deemed to be a breach by such Party.

18.12    Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.

18.13    Further Assurances. Upon the terms and subject to the conditions contained herein, the parties hereto agree (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder.

18.14    English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

18.15    Counterparts. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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NOVARTIS AG	NOVARTIS PHARMA AG
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

SPEEDEL HOLDING AG	NODEN PHARMA DAC
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

By:
Name:
Title:
Date:

[Signature Page to Asset Purchase Agreement]

DEFINITIONS INDEX

Term	Clause
ANDA	9.2
Anniversary Payment	9.2(b)
Assumed Liabilities	4.1
Claim	15.3(a)
Civa-Geigy	11.1
Closing	10.1
Closing Date	10.1
Closing Payment	9.2(a)
Corporate Integrity Agreement	4.2
Excluded Assets	2.2
Excluded Liabilities	4.2
Indemnified Party	15.3(a)
Indemnifying Party	15.3(a)
Independent Auditor	10.7
Intellectual Property	1.1
Know-How	1.1
Marketing Authorization Plan	5.1(a)
Milestone Payments	9.2
Non-transferred Marketing Authorizations	5.1(b)
Omitted Transferred Asset	5.3
Patents	1.1
Purchase Price	9.1
Purchaser Indemnification Threshold	14.3(d)
Purchaser Indemnitees	15.1
Sandoz	11.1
Seller Indemnification Threshold	14.3(b)

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Seller Indemnitees	15.2
Specified Representations	14.2(a)
Trademarks and Registered Designs	1.1
Transferred Assets	2.1(c)
Transferred Third Party Agreements	2.1(b)(iii)
Transferred Intellectual Property	1.1
Transition Services	6.1
Third-Party Claim	15.3(a)(ii)
Warranty Claim	12.2

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 1
Transferred Intellectual Property
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 2
Indications
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 3
Marketing Authorizations
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 4
Drug Substance
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 5
Transferred Third Party Agreements
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 6
Hart Scott Rodino and Other Government Consents
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 7
Development Activities
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Annex 8
[***]
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit A
Assignment and Assumption Agreement
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit B
Bill of Sale
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit C
Sample of Pharmacovigilance Agreement
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit D
Supply Agreement
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit E
Transition Services Agreement
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit F

Trademark Assignment
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit G
Registered Designs Assignment
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit H
Patent Assignment
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit I
Domain Name Assignment
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit J
Unregistered Intellectual Property Assignment
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit K
Commercial Agreement
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit L
Press Release
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Schedule A
Novartis Disclosures
Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. PDL Biopharma agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions